                                                                    Exhibit 12.1

                                AEARO CORPORATION

                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN THOUSANDS)

                                   (UNAUDITED)



                                               -------PREDECESSOR COMPANY----  ---------------------SUCCESSOR COMPANY--------------
                                                                                 PERIOD
                                                                                 ENDED    PERIOD ENDED           YEAR ENDED
                                               ----YEAR ENDED SEPTEMBER 30,--   JULY 11,  SEPTEMBER 30,         SEPTEMBER 30,
                                                       1993       1994            1995        1995            1996        1997

EARNINGS:
  Pre-tax income from continuing operations          $14,814     $13,004        $ 7,815      $ (159)        $ 6,477      $(5,959)
  Fixed charges (see below)                            6,223       7,242          6,599       4,388          22,153       28,419
                                                     -------     -------        -------      ------         -------      -------

        Earnings as defined                          $21,037     $20,246        $14,414      $4,229         $28,630      $22,460
                                                     =======     =======        =======      ======         =======      =======

FIXED CHARGES:
  Interest expense, net                              $ 4,769     $ 5,819        $ 5,673      $4,135         $20,703      $26,665
  Interest component of operating leases               1,454       1,423            926         253           1,450        1,754
                                                     -------     -------        -------      ------         -------      -------

        Fixed charges as defined                     $ 6,223     $ 7,242        $ 6,599      $4,388         $22,153      $28,419
                                                     =======     =======        =======      ======         =======      =======

RATIO OF EARNINGS TO FIXED CHARGES                       3.4         2.8            2.2          --             1.3           --
                                                     =======     =======        =======      ======         =======      =======


NOTE: Ratio of earnings to fixed charges is defined as pre-tax income from continuing operations plus fixed charges divided by fixed charges. Fixed charges include interest (including amortization of debt issuance costs) and a portion of rental expense assumed to represent interest. Earnings for the period ended September 30, 1995 and the year ended September 30, 1997 were insufficient to cover fixed charges by $0.2 million and $6.0 million respectively.